UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report:

(Date of earliest event reported)

May 14, 2015

Saleen Automotive, Inc.

(Exact name of registrant as specified in charter)

Nevada	333-176388	45-2808694
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2375 Wardlow Road

Corona, CA 92882

(Address of Principal Executive Offices and zip code)

(800) 888-8945

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On May 14, 2015, we were notified of a lawsuit filed by Citizens Business Bank (the “Bank”) in the Superior Court of the State of California, County of Riverside, alleging breach of our Loan Agreement with the Bank (“Loan Agreement”), breach of a commercial guaranty by Steve Saleen and indebtedness for principal and interest of at least $369,301.69, and seeking appointment, which has not been granted by the court as of the date of this filing, of a limited purpose receiver and a temporary restraining order enjoining us from transferring the collateral securing loan. The main complaint by the Bank stems from our reverse merger that occurred in June 2013 whereby the Bank deemed this event to constitute a change in control, as defined in the loan agreement.

As previously disclosed, on February 6, 2014, we received a Complaint from the bank filed in California Superior Court, Riverside County alleging, among other matters, breach of contract due to non-timely payment of November and December 2013 principal amounts owed, which were paid as of March 31, 2014, and the occurrence of a change in control as a result of our reverse merger. The Bank sought full payment of principal and interest owed. In April 2014, we entered into a settlement arrangement with the bank whereby the bank dismissed this case in exchange for advance payment of $124,000 that was applied towards principal and unpaid fees along with advance loan principal and interest through July 2014 and required us to pay all then outstanding amounts owed under the loan in August 2014. In August and again in December 2014, the Bank agreed to extend the requirement of full payment to November 2014 and then March 2015, respectively, in exchange for advance principal and interest payments of $30,000 and $60,000, respectively, which included payment of $20,000 in additional principal reduction. The last arrangement demanded by the bank expired in March 2015 and the Bank has not agreed to an additional extension in connection with the default due to our change in control.

Under the Loan Agreement upon a default the Bank may, without notice or demand and without giving up any of its rights, require immediate payment of all amounts owing to the Bank, collect all amounts owing from us or a guarantor, file suit and obtain judgment, take possession of the collateral securing the loan, or sell, lease or otherwise dispose of such collateral.

Our default under the Loan Agreement constitutes an event of default under our 3.0% Senior Secured Convertible Notes (“3% Notes”), enabling the holders thereof to, at their election until the later of 30 days after such default is cured or otherwise resolved or the holder becomes aware of such cure or resolution, accelerate the maturity of our indebtedness under the 3% Notes requiring us to pay, upon such acceleration, the sum of (1) 120% of the outstanding principal plus (2) 100% of all accrued and unpaid interest) plus (3) all other amounts due under the 3% Notes. Upon the occurrence of an event of default under the 3% Notes interest accrues at the rate of 12% per annum.

Our default under the Loan Agreement also constitutes an event of default under our 7.0% Convertible Notes (“7% Notes”), enabling the holders thereof to, at their election, accelerate the maturity of our indebtedness under the 7% Notes requiring us to pay, upon such acceleration, the greater of (1) 120% of the outstanding principal (plus all accrued and unpaid interest) and (2) the product of (a) the highest closing price for the five trading immediately preceding the holder’s acceleration and (b) a fraction, of which the numerator is the entire outstanding principal, and of which the denominator is the then applicable conversion price. Upon the occurrence of an event of default under the 7% Notes interest accrues at the rate of 24% per annum.

We believe that this suit is without merit and will vigorously defend the claims asserted against us.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALEEN AUTOMOTIVE, INC.

Date: May 20, 2015	By:	/s/ Steve Saleen
Steve Saleen
Chief Executive Officer